UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2025

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 Airport Parkway, San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	HTBK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 APPOINTMENT OF CERTAIN OFFICERS

On February 3, 2025, Heritage Commerce Corp (the “Company”), the holding company for Heritage Bank of Commerce (the “Bank”) announced the appointment of Janisha Sabnani as Executive Vice President and General Counsel of the Company and the Bank. Ms. Sabnani comes to the Company from First Republic Bank following its acquisition by JPMorgan Chase. At First Republic she served in a progression of roles since July 2014 and most recently as Senior Vice President, Deputy General Counsel and Assistant Secretary since March 2018. Following the acquisition in May 2023, until her departure, she served as an Acquisition Integration Leader, assisting with the integration of First Republic Bank into JPMorgan Chase. Ms. Sabnani also spent several years in private practice as a corporate attorney at Skadden, Arps, Slate, Meagher & Flom, LLP. She currentl serves in a variety of advisory and board roles in Northern California, including with The BASIC Fund and Martha Stoumen Wines. Ms. Sabnani comes to us with more than 15 years of experience in the financial services industry and private practice. Ms. Sabnani holds a Juris Doctor Degree from the New York University School of Law, an M.B.A. from the New York University Leonard N. Stern School of Business, and a B.A. in Political Science and Mass Communications from the University of California, Berkeley.

Ms. Sabnani entered into an at-will employment agreement that will become effective on February 3, 2025 (the “Employment Agreement”) providing for a base salary of $390,000 per year, and for bonus eligibility and other terms and benefits substantially equivalent to the Company’s other senior executive officers. Under the terms of the Employment Agreement, Ms. Sabnani will receive restricted stock awards having an initial value of $150,000 and vesting over a period of three years. She will be eligible to participate in the Company’s Executive Officer Cash Incentive Program and the Company’s 2023 Equity Incentive Plan. Ms. Sabnani will be eligible to participate in the Company’s 401(k) plan, and to participate in other employee benefits plans available to the Company’s other senior executives, including group life, health, accident and disability insurance coverage for herself and her dependents. Ms. Sabnani will receive an automobile allowance in the amount of $500 per month. Ms. Sabnani will also receive a one-time new-hire signing bonus in the amount of $30,000.

If Ms. Sabnani’s employment is terminated without cause (as defined in the Employment Agreement), she is entitled to a lump sum payment equal to one times her base salary and her average annual bonus in the last three years, as well as a continuation of certain employee benefits including payments for COBRA continuation coverage for a period of 12 months, which benefits are contingent upon her execution of a standard waiver and release of claims. If Ms. Sabnani’s employment is terminated under certain circumstances in connection with a change of control (as defined in the Employment Agreement), she will be entitled to a lump sum of two times her base salary and average annual bonus in the last three years, as well as a continuation of certain employee benefits including payments for COBRA continuation coverage for a period of 24 months. Additionally, following the termination of her employment, Ms. Sabnani has agreed to refrain from certain activities that would adversely affect the Company’s business, including refraining for 12 months from the date of termination from soliciting Company employees or clients.

The foregoing is only a summary of Ms. Sabnani’s Employment Agreement. A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 7.01 REGULATION FD DISCLOSURE

On February 3, 2025, the Company issued a press release announcing Ms. Sabnani’s accession to the Company’s and the Bank’s executive leadership team. A copy of the press release is attached as Exhibit 99.1 to this Current Report. In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall the press release be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(D) Exhibits.

10.1	Employment Agreement with Janisha Sabnani, dated February 3, 2025.

99.1	Press Release dated February 3, 2025, entitled “Heritage Commerce Corp and Heritage Bank of Commerce Announce Appointment of Janisha Sabnani as New General Counsel.”

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 3, 2025

Heritage Commerce Corp

By:	/s/ Thomas A. Sa
Name:	Thomas A. Sa
Executive Vice President and Chief Operating Officer and Interim Chief Financial Officer

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